As filed with the Securities and Exchange Commission on October 24, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO

FORM S-8

Registration No. 333-112269

Registration Statement
Under the Securities Act of 1933

U.S. GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	84-0796160
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

2201 Kipling Street, Suite 100, Lakewood, Colorado 809215-1545
(Address of Principal Executive Offices) (Zip Code)

U.S. GOLD AMENDED AND RESTATED STOCK
OPTION AND STOCK GRANT PLAN
(Full Title of Plan)

Ann S. Carpenter,
President and Chief Operating Officer
U.S. Gold Corporation
2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
(Name and address of agent for service)

(303) 238-1438
(Telephone number, including area code, of agent for service)

Copy to:

David J. Babiarz, Esq.
Jessica M. Browne, Esq.
Dufford & Brown, P.C.
1700 Broadway, Suite 2100
Denver, CO 80290-2101
(303) 861-8013

Approximate date of commencement of proposed sale to public:  This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum amount to be registered	Proposed maximum offering price per unit (1)	Amount of aggregate offering price	Total registration fee
Common Stock, no par value	1,500,000	$4.31	$6,465,000	$198.48

(1)           Calculated in accordance with Rule 457(c) and (h) of the regulations promulgated under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 is being filed to register an additional 1,500,000 shares authorized under the U.S. Gold Amended and Restated Stock Option and Stock Grant Plan (the “Plan”) and includes a reoffer prospectus prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of Form S-3, which may be used for the offer and sale of securities registered hereunder by certain officers and directors of U.S. Gold Corporation who may be deemed to be “affiliates” of U.S. Gold Corporation, as that term is defined in Rule 405 under the Securities Act of 1933.  Pursuant to Rule 429 of the Securities Act, the reoffer prospectus relates to shares of common stock covered by the registration statements of U.S. Gold Corporation on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on January 28, 2004 (File No. 333-112269), as amended by Post-Effective Amendment No. 1 dated October 6, 2005, the contents of which are incorporated by reference herein pursuant to General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to any recipient of a stock option or stock award in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act.  Such documents are not required to be and are not filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  The reoffer prospectus follows this paragraph.

I-1

REOFFER PROSPECTUS

U.S. GOLD CORPORATION

1,000,000 shares of Common Stock,
no par value

This reoffer prospectus relates to 1,000,000 shares of common stock, no par value per share, to be offered by certain selling shareholders identified in this prospectus (the “Selling Shareholders”) under the heading “SELLING SHAREHOLDERS.”  We will not receive the proceeds from sale of the shares.  The shares may be offered by Selling Shareholders from time to time: (i) in transactions in the over-the-counter market, on an automated inter-dealer system or national securities exchange on which shares of our common stock may be listed, in negotiated transactions, or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.  The Selling Shareholders may effect such transactions by selling the shares to or through securities broker-dealers.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  See “SELLING SHAREHOLDERS” and “PLAN OF DISTRIBUTION” in this prospectus.  Selling Shareholders may also sell such shares pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) if the requirements for the availability of such rule have been satisfied.

The shares are “control securities” under the Securities Act before their sale under this prospectus.  This prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by Selling Shareholders on a delayed or continuous basis to the public without restriction.

The shares were or will be issued to the Selling Shareholders upon exercise of options granted or stock grants to them under our Amended and Restated Non-Qualified Stock Option and Stock Grant Plan (the “Plan”).  We have agreed to bear all expenses (other than underwriting discounts, selling commissions, and underwriter expense allowance, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration and sale of the shares being offered by the Selling Shareholders.

Our common stock trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol: “USGL”.  On October 23, 2006, the last reported sale price of our common stock was $4.25 per share.  On August 30, 2006, our common stock also began trading on the Toronto Stock Exchange under the symbol “UXG”.

These Securities Are Speculative and Involve a High Degree of Risk.  See “RISK FACTORS” Beginning at Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 23, 2006

ADDITIONAL INFORMATION AVAILABLE

The registration statement (including post-effective amendments) that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities the Selling Shareholders may offer under this prospectus.

The public may read and copy any materials we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, DC 20549.  The public may obtain more information on the operation of the Public Reference Room by calling 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner of securities, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to:

U.S. Gold Corporation

2201 Kipling Street, Suite 100

Lakewood, Colorado 80215-1545

Telephone number:  (303) 238-1438

Attention: William F. Pass, Vice President and Chief Financial Officer

The following documents filed by us with the SEC (File Number 0-9137) are hereby incorporated by reference into this Prospectus:

1.                 Our Annual Report on Form 10-KSB for the year ended December 31, 2005;

2.                 Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

3.                 Our Current Report on Form 8-K dated February 8, 2006;

4.                 Our Current Report on Form 8-K dated February 9, 2006;

5.                 Our Current Report on Form 8-K dated February 22, 2006;

6.                 Our Current Report on Form 8-K dated February 27, 2006;

7.                 Our Current Report on Form 8-K dated February 28, 2006;

8.                 Our Current Report on Form 8-K dated March 6, 2006;

9.                 Our Current Report on Form 8-K dated March 8, 2006;

10.               Our Current Report on Form 8-K dated March 31, 2006;

11.               Our Current Report on Form 8-K dated May 1, 2006;

12.               Our Current Report on Form 8-K dated June 30, 2006, as amended;

13.               Our Current Report on Form 8-K dated July 25, 2006;

14.               Our Current Report on Form 8-K dated August 8, 2006;

15.               Our Current Report on Form 8-K dated August 9, 2006;

16.               Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

17.               Our Amended Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2006;

18.               Our Current Report on Form 8-K dated August 29, 2006;

19.               Our Current Report on Form 8-K dated September 6, 2006; and

20.               Our Current Report on Form 8-K dated October 17, 2006.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SUMMARY

The following summary highlights information found in this prospectus and the documents incorporated by reference in this prospectus.  It does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “DOCUMENTS INCORPORATED BY REFERENCE.”

As used in this prospectus, unless the context requires otherwise, the terms “U.S. Gold Corporation,” “we,” “our” and “us” refer to U.S. Gold Corporation and, where the context requires, our consolidated subsidiaries.

About the Company

U.S. Gold Corporation is engaged in the exploration for gold and other precious metals. We hold a 100% interest in the Tonkin Springs property in Eureka County, Nevada, subject to certain leases in favor of third parties and subject to paramount title in the United States. This property consists of approximately 36 square miles of unpatented lode mining claims and millsite claims located on the Battle Mountain-Eureka Trend, approximately 45 miles northwest of the town of Eureka, in north-central Nevada. We are presently in the exploration stage at the Tonkin Springs property, where we have a milling facility in place and an estimate of mineralized material of 29.7 million tons with average grade of 0.043 ounces of gold per ton. We have not generated revenue from mining operations since 1990.

In 2006, we commenced an extensive property-wide, integrated exploration program at the Tonkin Springs property, focusing on evaluation of the structural and stratigraphic setting of the project. Drilling commenced in June 2006.  Our objectives are to expand the known mineralization and to discover new mineralization in areas previously untested, targeting deeper mineralization. This program contemplates completing approximately 400,000 feet of drilling at a total cost of approximately $25 to $30 million. Of that amount, we anticipate spending approximately $10 million in 2006, conditional upon timely receipt of necessary regulatory agency permits and the availability of drill rigs and personnel.

Recent Developments

On July 29, 2005, we experienced a change in control. Robert McEwen purchased 11,100,000 shares of our common stock and became our largest shareholder with an equity interest of 33.3% prior to the financing disclosed immediately below. On August 18, 2005, he was elected Chairman of our Board of Directors and appointed as our Chief Executive Officer. In November 2005, directors nominated by Mr. McEwen were elected as a majority of our Board of Directors.

On February 22, 2006, we completed a private placement of 16,700,000 subscription receipts at $4.50 per subscription receipt, from which we received $75,150,000 in gross proceeds. On August 10, 2006, each subscription receipt was converted, for no additional consideration, into one share of our common stock and one-half of one common stock purchase warrant upon satisfaction of certain conditions. Each whole warrant is exercisable until February 22, 2011 to acquire one additional share of common stock at an exercise price of $10.00.

In connection with the private placement completed on February 22, 2006, we issued compensation options entitling the broker-dealer which acted as our placement agent to acquire, for no additional consideration, broker warrants to acquire up to 1,002,000 units consisting of 1,002,000 shares of our common stock and 501,000 warrants at an exercise price of $4.50 per unit until August 22, 2007.  Each unit consists of one share of our common stock and one-half of one common stock purchase warrant.  These compensation options were converted into broker warrants contemporaneously with the conversion of the subscription receipts on August 10, 2006.

On March 5, 2006, we announced our intention to acquire four companies with properties in the Battle Mountain-Eureka Trend in Nevada.  These companies, White Knight Resources Ltd., Nevada Pacific Gold Ltd., Coral Gold Resources Ltd. and Tone Resources Limited (collectively, the “Target Companies”, individually, a “Target Company”), have mineral properties that are adjacent to or near our Tonkin Springs property. Our intention is to acquire all of the Target Companies in exchange for the issuance of shares of our common stock as follows:

•  0.35 shares of our common stock for each outstanding share of White Knight;

•  0.23 shares of our common stock for each outstanding share of Nevada Pacific Gold;

•  0.63 shares of our common stock for each outstanding share of Coral Gold; and

•  0.26 shares of our common stock for each outstanding share of Tone Resources.

On May 1, 2006, we commenced an offer to the shareholders of White Knight for all the common shares of that company.  Under the terms of the offer for White Knight, the shareholders of that company could elect to receive 0.35 shares of a new Delaware holding company or 0.35 shares of a Canadian subsidiary of the company for each common share of White Knight.  On June 5, 2006, we terminated the offer for White Knight in view of certain regulatory requirements.  We intend to recommence the offer for White Knight and commence offers for the other Target Companies as soon as regulatory requirements can be satisfied.  All of these offers may be subject to numerous conditions, including the tender of a minimum number of common shares of each company, listing of our common stock on a national securities exchange in the United States and satisfaction of regulatory requirements.

Our executive offices are located at 2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545, Telephone (303) 238-1438, Fax (303) 238-1724.  We also maintain offices both in Toronto, Ontario at 99 George Street, Third Floor, Toronto, Ontario M5A 2N4, where our phone number is (647) 258-0395, and in Reno, Nevada at 1595 Meadow Wood Lane, Suite 3, Reno, NV 89502, where our phone number is (775) 825-8932. We maintain a website at http://www.usgold.com.  The information available on or through our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should consider carefully the following risks, along with all of the other information included in this prospectus, before deciding to buy our common stock.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations.  If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.

Risks Relating to Our Company

The feasibility of mining our Tonkin Springs property, our only property, has not been established, meaning that we have not completed exploration or other work necessary to determine if it is commercially feasible to develop the property.  We are currently an exploration stage company.  We have no proven or probable reserves on our property.  A “reserve,” as defined by regulation of the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.  A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced.  We have not carried out any feasibility study with regard to all or a portion of our Tonkin Springs property.  As a result, we have no reserves.

The mineralized material identified to date on our Tonkin Springs property does not and may never demonstrate economic viability.  Substantial expenditures are required to establish reserves through drilling and there is no assurance that reserves will be established.  The feasibility of mining has not been, and may never be, established.  Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure; metal prices, which can be highly variable; government regulations, including environmental and reclamation obligations.  If we are unable to establish some or all of our mineralized material as proven or probable reserves in sufficient quantities to justify commercial operations, we may not be able to raise sufficient capital to develop a mine, even if one is warranted.  If we are unable to establish such reserves, the market value of our securities may decline, and you may lose some or all of your investment.

We are dependent upon production of gold or other precious metals from a single property, have incurred substantial losses since our inception in 1979, and may never be profitable.  Since our inception in 1979, we have not been profitable.  As of June 30, 2006, our accumulated deficit was approximately $104 million.  To become profitable, we must identify additional mineralization and establish reserves at our Tonkin Springs property, and then either develop our property or locate and enter into agreements with third party operators.  It could be years before we receive any revenues from gold production, if ever. We may suffer significant additional losses in the future and may never be profitable.  We do not expect to receive revenue from operations in the foreseeable future, if at all.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We last produced gold from our Tonkin Springs property in 1990.  Since we have no proven or probable reserves, we may be unable to produce gold or other precious metals with a value exceeding existing and future costs and expenses.  If we are unable to economically produce gold from our Tonkin Springs property, which is currently our sole property, we would be forced to identify and invest substantial sums in one or more additional properties.  Such properties may not be available to us on favorable terms or at all.  Because of the numerous risks and uncertainties associated with exploration and development of mining properties, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

Historical production of gold at our Tonkin Springs property may not be indicative of the potential for future development or revenue.  Historical production from our Tonkin Springs property came from relatively shallow deposits, and in very limited quantities for a very limited period of time.  Although we intend to explore deeper zones in an effort to identify additional mineralized material, due to the uncertainties associated with exploration, including variations in geology and structure, there is no assurance that our efforts will be successful.  Investors in our common stock should not rely on our historical operations as an indication that we will ever place the Tonkin Springs property into commercial production again.  We expect to incur losses unless and until such time as our property enters into commercial production and generates sufficient revenue to fund our continuing operations.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.  Substantial expenditures will be required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal and develop the mining and processing facilities and infrastructure at any mine site.  In addition to significant funds we have budgeted for drilling commencing in 2006, we will require significant additional funding for geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of our exploration.  We may not benefit from such investments if we are unable to identify commercially exploitable mineralized material.  If we are successful in identifying reserves, we will require significant additional capital to construct a mill and other facilities necessary to extract those reserves.  That funding, in turn, depends upon a number of factors, including the state of the national and worldwide economy and the price of gold.  Our company may not be successful in obtaining the required financing for these or other purposes, in which case, our ability to continue operating would be adversely affected.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and the possible, partial or total loss of our company’s potential interest in certain properties.

We may not be successful in completing the acquisition of one or more of the companies that we recently announced.  On March 5, 2006, we announced our intention to acquire the Target Companies.  While it is presently anticipated that we will proceed to acquire these companies by means of a tender offer, the one offer for White Knight Resources that was commenced has been terminated and no other offers have been made.  We are unable to predict when, if ever, any of these transactions will be completed.  To date, we have experienced difficulties and delays in obtaining auditors’ consents, financial information and valuations from the Target Companies necessary to satisfy regulatory requirements, and there is no assurance that we will obtain this information in the future.  Further, management and/or shareholders of one or more of the Target Companies may resist our efforts.  In addition, our current estimates of the value of these entities is based only on publicly available information, and we may determine through due diligence investigation of any or all of these companies that acquiring one or more of them would be less advantageous than we currently believe.  As a result of these or other factors, we may choose not to proceed with one or more of the proposed acquisitions, or we may otherwise be unable to complete any or all of the proposed transactions.  If we are unable to consummate the acquisition of one or more of those companies, the price of our common stock may be adversely affected.

The integration of any companies that we acquire will present significant challenges.  Upon completion of any of the proposed acquisitions of any of the Target Companies, the integration of our operations with those of the acquired company or companies and the consolidation of those operations will require the dedication of management resources, which will temporarily divert attention from the day-to-day business of the combined company.  The difficulties of assimilation may be increased by the necessity of coordinating separate organizations, integrating operations, systems and personnel with disparate business backgrounds and combining different corporate cultures.  The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies’ businesses, which could have an adverse effect on the revenues and operating results of the combined company for an indeterminate period of time.  The failure to successfully integrate any companies that we may acquire, to retain key personnel and to successfully manage the challenges presented by the integration process may prevent us from achieving the anticipated potential benefits of any such acquisition.  If we fail to realize the anticipated benefits of any acquisition, the market price of our securities may be adversely affected.

We will incur substantial costs in connection with the proposed acquisitions, even if they are never completed.  We expect to incur acquisition-related expenses of approximately $6.5 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges.  These amounts are preliminary estimates and the actual amounts may be higher or lower.  Through June 30, 2006, we have expended or accrued $3,384,378 of such costs.  Moreover, we are likely to incur additional expenses in future periods in connection with the integration of any acquired company’s business with our business.

Fluctuating gold prices could negatively impact our business plan.  The potential for profitability of gold mining operations at the Tonkin Springs property and the value of the Tonkin Springs property is directly related to the market price of gold.  The price of gold may also have a significant influence on the market price of our common stock.  In the event that we obtain positive drill results and progress our property to a point where a commercial production decision can be made, our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before any revenue from production would be received.  A decrease in the price of gold at any time during future exploration and development may prevent our property from being economically mined or result in the write-off of assets whose value is impaired as a result of lower gold prices.  The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world.

During the last five years, the average annual market price of gold has ranged between $271 per ounce and $445 per ounce, as shown in the table below:

Average Annual Market Price of Gold, 2001-2005

2001	2002	2003	2004	2005
$271	$310	$364	$406	$445

Although it may in the future be possible for us to protect some price fluctuations by hedging if we identify commercially minable reserves on the Tonkin Springs property, the volatility of mineral prices represents a substantial risk, which no amount of planning or technical expertise can eliminate.  In the event gold prices decline and remain low for prolonged periods of time, we might be unable to develop our property or produce any revenue.

If we are unable to satisfy the compliance order issued with regard to our Tonkin Springs property, we may forfeit our mine permit.  In May 2005, the Nevada Division of Environmental Protection (the “NDEP”) issued a notice of alleged violation under the mine permit relating to disturbances at a portion of the Tonkin Springs property where mining was formerly conducted.  As a result of that notice, we are under a compliance order to submit and implement a final closure plan for the previous mining operation by November 15, 2006.  Our failure or inability to comply with that order and satisfy other regulations affecting our property could cause us to forfeit our existing permit and adversely affect our ability to obtain additional necessary permits.

Our continuing reclamation obligations at the Tonkin Springs property could require significant additional expenditures.  We are responsible for the reclamation obligations related to disturbances located on the Tonkin Springs property.  The current estimate of reclamation costs for existing disturbances on the property in the form required by the Federal Bureau of Land Management and NDEP is approximately $3.1 million.  As required by applicable regulations, we have in place a cash bond in the amount of $3.1 million to secure the reclamation of the property.  Reclamation bond estimates are required to be updated every three years or prior to new disturbances taking place that are not already bonded.  We reviewed our reclamation obligation during September 2006 and believe that our bond amount will not increase.  However, our updated reclamation plan is subject to regulatory approval, which is currently pending.  There is a risk that any cash bond, even if augmented upon update of the reclamation obligations, could be inadequate to cover the costs of reclamation which could subject us to additional costs for the actual reclamation obligations.  The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital.  There is a risk that we will be unable to fund these additional bonding requirements, and further that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities.

Our ongoing operations, including past mining activities, are subject to environmental risks which could expose us to significant liability and delay, suspension or termination of our operations at the Tonkin Springs property.  All phases of our operations will be subject to federal, state and local environmental regulation.  These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation.  They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.  Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees.  Future changes in environmental regulation, if any, may adversely affect our operations, make our operations prohibitively expensive, or prohibit them altogether.  Environmental hazards may exist on the Tonkin Springs property and on properties which we may hold interests in the future that are unknown to us at the present and that have been caused by us or by previous owners or operators of the properties, or that may have occurred naturally.

We have transferred our interest in several mining properties over past years, some of which are now being operated by third parties.  Under applicable federal and state environmental laws, as a prior owner of these properties, we may be liable for remediating any damage that we may have caused.  The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and  may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Production, if any, at our Tonkin Springs property will involve the use of hazardous materials.  Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability for hazards.  We have not purchased insurance for environmental risks including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, as it is not generally available at a reasonable price.

Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations at the Tonkin Springs property.  Our operations, including our proposed two-year exploration drilling program, require permits from the state and federal governments.  We may be unable to obtain these permits in a timely manner, on reasonable terms, or at all.  If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of the Tonkin Springs property will be adversely affected.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of our property.  Our ability to explore and operate our property depends on the validity of title to that property.  The mineral properties making up the Tonkin Springs property consist of leases of unpatented mining claims and unpatented mining claims and unpatented millsite claims.  Unpatented mining claims are unique property interests and are generally considered to be subject to greater risk than other real property interests because the validity of unpatented mining claims is often uncertain.  Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government.  These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from descriptions of record.  Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.  We have not obtained a title opinion on our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective.  There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.

We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims or challenges to whether a discovery of a valuable mineral exists on every claim.

A significant portion of the lode claims comprising our Tonkin Springs property are subject to a lease in favor of a third party which expires in 2009 and which provides for a 5% royalty on production.  A total of 269 of our mining and millsite claims are subject to this lease.  The lease requires annual payments of $150,000 or 455 ounces of gold, whichever is greater, and payment of a royalty of 5% of the gross sales price of gold or silver from the property before deduction of any expenses from the gross sales price.  This lease expires January 1, 2009.  In the event we are unable to extend the lease or purchase the claims from the owner, we would be forced to forfeit the underlying claims, which in turn may adversely affect our ability to explore and develop the property.  If we are successful in identifying sufficient mineralization to warrant placing the property into production, we will be obligated to pay the leaseholder a royalty of 5% of the production.  The payment of this royalty, together with other royalties payable to third parties in respect of certain claims, will reduce our potential revenue.

An adequate supply of water may not be available to complete desired exploration or development of the Tonkin Springs property.  In accordance with Nevada law, we have obtained permits to drill the water wells that we currently use to service the Tonkin Springs property.  However, the amount of water that we are entitled to use from those wells has not been finally determined by the appropriate regulatory authorities.  A final determination of these rights is dependent in part on our ability to demonstrate a beneficial use for the amount water that we intend to use.  Unless we are successful in developing the property to a point where we can commence commercial production of gold or other precious metals, we may not be able to demonstrate such beneficial use.  Accordingly, there is no assurance that we will have access to the amount of water needed to operate a mine at the property.

Estimates of mineralized material at our Tonkin Springs property are based on drill results from shallow deposits and are not necessarily indicative of the results we may achieve from drilling at greater depths.  Previous operators at the Tonkin Springs property were focused on producing gold from shallow deposits in an effort to achieve immediate revenue.  Our proposed drilling program for 2006 and 2007 targets mineralization at greater depths and at different locations on our property.  Estimates of mineralization in shallow zones is not necessarily indicative of mineralization at greater depths. In addition, estimates of mineralization are based on limited samples and many assumptions, and are inherently imprecise.  Our ability to identify and delineate additional mineralization depends on the results of our future drilling efforts and our ability to properly interpret those results.  We may be unable to identify any additional mineralization or reserves.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.  We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources.  There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States, and other areas where we may conduct exploration activities.  We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs.  From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition may be unavailable to us due to their previous acquisition by other companies or our lack of financial resources.  Competition in the industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties.  Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a world-wide basis.  Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties.  Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

We depend on a limited number of personnel and the loss of any of these individuals could adversely affect our business.  Our company is dependent on three persons, namely our chairman and chief executive officer, president and chief operating officer and vice president and chief financial officer.  Mr. McEwen, our Chairman and Chief Executive Officer, is responsible for strategic direction and the oversight of our business.  Ms. Carpenter, our President and Chief Operating Officer, is responsible for company management and overseeing our exploration and regulatory compliance.  Mr. Pass is our principal financial officer and responsible for our public reporting and administrative functions.  We rely heavily on these individuals for the conduct of our business.  The loss of any of our existing officers would significantly and adversely affect our business.  In that event, we would be forced to identify and retain an individual to replace the departed officer.  We may not be able to replace one or more of these individuals on terms acceptable to us.  We have no life insurance on the life of any officer.

Our Chairman and Chief Executive Officer may face conflicts of interest which may affect, among other things, the time he devotes to the affairs of our company and the terms upon which we agree to pursue the acquisition of one or more of the Target Companies.  Mr. McEwen is a principal shareholder of each of the companies which we have proposed to acquire.  He is also an investor in and director of other companies that have no present relationship to our company.  In his capacity as a shareholder of the Target Companies, he is subject to conflicts of interest with regard to, among other things, the terms upon which we agree to pursue those other companies.  If we complete one or more of these acquisitions, Mr. McEwen would profit from his investment in the other company.  While we have sought to mitigate that risk by forming a special committee of our Board of Directors to evaluate each of those transactions, this step may not be sufficient to eliminate the entire risk. Mr. McEwen has interests in a variety of companies, including those we have targeted for acquisition.  As a result, he may also be subject to a conflict with regard to the amount of time he devotes to our affairs.  Mr. McEwen does not devote all of his business time to our affairs.

Legislation has been proposed that would significantly affect the mining industry.  Periodically, members of the U.S. Congress have introduced bills which would supplant or alter the provisions of the General Mining Law of 1872, which governs the unpatented claims that we control with respect to our Tonkin Springs property.  One such amendment has become law and has imposed a moratorium on patenting of mining claims, which reduced the security of title provided by unpatented claims such as those on our Tonkin Springs property.  If additional legislation is enacted, it could substantially increase the cost of holding unpatented mining claims by requiring payment of royalties, and could significantly impair our ability to develop mineral resources on unpatented mining claims.  Such bills have proposed, among other things, to make permanent the patent moratorium, to impose a federal royalty on production from unpatented mining claims and to declare certain lands as unsuitable for mining.  Although it is impossible to predict at this time what royalties may be imposed in the future, the imposition of such royalties could adversely affect the potential for development of such mining claims, and the economics of existing operating mines on federal unpatented mining claims.  Passage of such legislation could adversely affect our business.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.  Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined.  Few properties that are explored are ultimately advanced to producing mines.  Our current exploration efforts are, and any future development or mining operations we may elect to conduct, will be, subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

•                  economically insufficient mineralized material;

•                  fluctuations in production costs that may make mining uneconomical;

•                  labor disputes;

•                  unanticipated variations in grade and other geologic problems;

•                  environmental hazards;

•                  water conditions;

•                  difficult surface or underground conditions;

•                  industrial accidents;

•                  metallurgical and other processing problems;

•                  mechanical and equipment performance problems;

•                  failure of pit walls or dams;

•                  unusual or unexpected rock formations;

•                  personal injury, fire, flooding, cave-ins and landslides; and

•                  decrease in reserves due to a lower gold price.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.  We currently have no insurance to guard against any of these risks.  If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown of our investment in such interest.  All of these factors may result in losses in relation to amounts spent which are not recoverable.

We do not insure against all risks to which we may be subject in our planned operations.  While we currently maintain insurance to insure against general commercial liability claims, our insurance will not cover all of the potential risks associated with our operations.  For example, we do not have insurance on the mill at our Tonkin Springs property and we do not have business interruption insurance.  We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all.  Insurance coverage may not continue to be available, or may not be adequate to cover liabilities.  We might also become subject to liability for environmental, pollution or other hazards associated with mineral exploration and production which may not be insured against, which may exceed the limits of our insurance coverage, or which we may elect not to insure against because of premium costs or other reasons.  Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our property.  A significant loss could force us to reduce or terminate our operations.

While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock.  Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that we will be required to furnish a report by our management on internal controls for the fiscal year ending December 2007.  Such a report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting, including a statement as to whether or not our internal controls are effective.  This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by our management.  Such a report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls.  While we believe our internal controls over financial reporting are effective, we are still constructing the system, processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging.  We may not be able to complete our evaluation, testing and any required remediation in a timely fashion.  If we are unable to assert that our internal controls over financial reporting are effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits.  The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the company.  Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.  The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.  The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to our Common Stock

The sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.  We filed a registration statement with the SEC that was declared effective on August 28, 2006 to qualify the resale of up to 36,150,000 shares of our common stock, including 8,350,000 shares of common stock underlying warrants, issued during a private placement financing in February 2006.  It is likely that market sales of large amounts of common stock (or the potential for those sales even if they do not actually occur) may cause the market price of our common stock to decline, which may make it difficult for us to sell securities in the future at a time and price which we deem reasonable or appropriate and may also cause you to lose all or a part of your investment.

The sale of our common stock by the Selling Shareholders may depress the price of our common stock due to the limited trading market which exists.  Due to a number of factors, including the lack of listing of our common stock on a national securities exchange, the trading volume in our common stock has historically been limited.  Trading volume over the last 12 months has averaged approximately 248,000 shares per day.  As a result, the sale of a significant amount of common stock by the Selling Shareholders may depress the price of our common stock.  As a result, you may lose all or a portion of your investment.

Completion of the acquisitions of one or more of the Target Companies would result in the issuance of a significant amount of additional common stock which may depress the trading price of our common stock.  While only one offer has been formally commenced, and that offer was subsequently terminated, completion of one or more of those acquisitions would result in the issuance of a significant amount of common stock.  If all of the acquisitions were completed on the previously announced terms, of which there is no assurance, we would issue approximately 43 million shares of our common stock, without taking into account options and warrants that such companies may have outstanding.  This would represent approximately 72% of the common stock we presently have outstanding, assuming exercise of all outstanding warrants to acquire common stock of our company.  The issuance of such a significant amount of common stock could depress the trading price of our common stock and you may lose all or a part of your investment.

The exercise of outstanding options and warrants and the future issuances of our  common stock will dilute current shareholders and may reduce the market price of our common stock.  As of October 23, 2006, we have outstanding options and warrants to purchase a total of 11,259,500 shares of our common stock, which if completely exercised, would dilute existing shareholders’ ownership by approximately 18%.  Of the outstanding options, a significant majority are exercisable at prices below the current market price of our common stock as of October 23, 2006.  If the market price of our stock remains at or above the exercise price, it is likely that these options will be exercised.  Our Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders.  Based on the need for additional capital to fund expected growth, it is likely that we will issue additional securities to provide such capital and that such additional issuances may involve a significant number of shares.  Issuance of additional securities underlying outstanding options as authorized by our Board of Directors in the future will dilute the percentage interest of existing shareholders and may reduce the market price of our common stock.

Our stock price may be volatile and as a result you could lose all or part of your investment.  In addition to volatility associated with over the counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•                  changes in the worldwide price for gold;

•                  disappointing results from our exploration or development efforts;

•                  failure to meet our revenue or profit goals or operating budget;

•                  decline in demand for our common stock;

•                  downward revisions in securities analysts’ estimates or changes in general market conditions;

•                  technological innovations by competitors or in competing technologies;

•                  investor perception of our industry or our prospects; and

•                  general economic trends.

In addition, stock markets generally have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile.  These fluctuations are often unrelated to operating performance of a company and may adversely affect the market price of our common stock.  As a result, investors may be unable to resell their shares at a fair price.

Since our common stock is not presently quoted on Nasdaq or listed on a stock exchange, trading in our shares may be subject to rules governing “penny stocks,” which would impair trading ability in our shares.  Our common stock may be subject to rules adopted by the Securities and Exchange Commission regulating broker-dealer practices in transactions in penny stocks.  Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document required by the SEC.  These rules also require a cooling off period before the transaction can be finalized.  These requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock.  Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

A small number of existing shareholders own a significant portion of our common stock, which could limit your ability to influence the outcome of any shareholder vote.  Our executive officers and directors, together with our largest shareholder, beneficially own approximately 36% of our common stock as of the date of this prospectus.  Under our Articles of Incorporation and the laws of the State of Colorado, the vote of a majority of the shares outstanding is generally required to approve most shareholder action.  As a result, these individuals and entities will be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions.

We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future.  We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future.  Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations.  Further, our initial earnings, if any, will likely be retained to finance our growth.  Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our future business plans and strategies, the proposed acquisition of other companies, the receipt of working capital, future revenues and other statements that are not historical in nature.  In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like.  These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:

•                  decisions of foreign countries and banks within those countries;

•                  technological changes in the mining industry;

•                  our costs;

•                  the level of demand for our products;

•                  changes in our business strategy;

•                  interpretation of drill hole results and the geology, grade and continuity of mineralization;

•                  the uncertainty of reserve estimates and timing of development expenditures; and

•                  commodity price fluctuations.

This list, together with the factors identified under “RISK FACTORS,” is not exhaustive of the factors that may affect any of our forward-looking statements.  You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.  These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus.  We do not intend to update these forward looking statements except as required by law.  We qualify all of our forward-looking statements by these cautionary statements.

Prospective investors are urged not to put undue reliance on forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Shareholders of shares of common stock pursuant to this prospectus.  All of the 1,000,000 shares which may be offered pursuant to this prospectus underlie stock options granted under our Plan.  We will receive proceeds from the exercise of these outstanding stock options upon their exercise based on the exercise prices of the options.  The exercise prices are $2.12 per share for 900,000 shares and $2.09 per share for 100,000 shares.  If all stock options were exercised, we would receive aggregate proceeds of $2,117,000.  All proceeds, if any, from the exercise of these options will be added to our working capital.

SELLING SHAREHOLDERS

The Selling Shareholders named in this prospectus are offering all of the 1,000,000 shares offered through this prospectus.  The shares are comprised of 1,000,000 shares that may be sold from time to time resulting from the exercise of stock options granted to the Selling Shareholders pursuant to our Amended and Restated Non-Qualified Stock Option and Stock Grant Plan.

The following table provides, as of October 23, 2006, information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders, including:

1. the number of shares owned by each Selling Shareholder prior to this offering;

2. the total number of shares that are to be offered by each Selling Shareholder; and

3. the total number of shares that will be owned by each Selling Shareholder upon completion of the offering.

Information with respect to beneficial ownership is based upon information obtained from the Selling Shareholders.  Information with respect to “Number of Shares Beneficially Owned Prior to the Offering” includes the shares issuable upon exercise of the stock options held by the Selling Shareholders that are exercisable within 60 days of the date of this prospectus. The “Number of Shares that may be Offered” includes the shares that may be acquired by the Selling Shareholders pursuant to the exercise of stock options granted to the Selling Shareholders pursuant to our Plan, including some shares that are issuable upon the exercise of stock options at a date later than 60 days from the date of this prospectus. Information with respect to “Number of Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the Selling Shareholders.  Except as described below and to our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares.

Because the Selling Shareholders may offer all, some or none of the shares currently owned or the shares received upon exercise of the options pursuant to the offering contemplated by this prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of common stock that will be held upon termination of this offering.

Up to 1,000,000 shares of common stock issued pursuant to the exercise of stock options by current or former officers or directors, who may be deemed to be “affiliates” of our company, as such term is defined in Rule 405 under the Securities Act, and who are eligible to participate in our Plan, may be sold pursuant to this prospectus. Eligibility to participate in the Plan is available to our officers, directors, employees and eligible consultants, as determined solely by our Board of Directors. Options to purchase up to 1,000,000 shares of common stock have been granted under our Plan to certain of our directors, officers and a former director, each of whom is named as a Selling Shareholder in this prospectus. The following table contains information for the Selling Shareholders offering 1,000,000 shares pursuant to the Plan:

Name of Selling Shareholder(1)	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares that may be Offered		Number of Shares Beneficially Owned After the Offering
Ann S. Carpenter(2)	166,666	(4)	300,000	(4)(5)	0
William F. Pass(2)	413,741	(6)	200,000	(5)(6)	347,075	*
Michele L. Ashby(2)	33,333	(7)	100,000	(7)(8)	0
Peter Bojtos(2)	148,333	(7)	100,000	(7)(8)	115,000	*
Leanne M. Baker(2)	33,333	(7)	100,000	(7)(8)	0
Declan J. Costelloe(2)	38,333	(7)	100,000	(7)(8)	5,000	*
Richard F. Mauro(3)	158,333	(7)	100,000	(7)(8)	125,000	*
TOTAL			1,000,000

*       Represents less than 1% of the amount of common stock to be outstanding after the offering.

(1)    Except as otherwise indicated, the address of each beneficial owner is c/o U.S. Gold Corporation, 2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545.

(2)    Current officer or director.

(3)    Former director who is currently serving as a consultant to the company.  Mr. Mauro’s address is 2552 E. Alameda #128, Denver, CO 80209.

(4)    Includes 166,666 shares underlying options, of  which 100,000 are immediately exercisable and 66,666 may become exercisable within 60 days of the date of this prospectus.

(5)    Includes 133,334 shares underlying options which are not exercisable within 60 days of the date of this prospectus. Of that amount, 66,667 are exercisable on or after 11/14/2007 and 66,667 are exercisable on or after 11/14/2008 so long as the Selling Shareholder remains with the company until that time.

(6)    Includes 66,666 shares underlying options which may become exercisable within 60 days of the date of this prospectus.

(7)    Includes 33,333 shares underlying options which may become exercisable within 60 days of the date of this prospectus.

(8)    Includes 66,667 shares underlying options which are not exercisable within 60 days of the date of this prospectus. Of that amount, 33,333 are exercisable on or after 11/14/2007 and 33,334 are exercisable on or after 11/14/2008 so long as the Selling Shareholder remains with the company until that time.

Each Selling Shareholder has purchased or will acquire our common stock for investment and with no present intention of distributing or reselling such shares unless registered for resale.  However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their shares when they deem appropriate, we have filed a Form S-8 registration statement with the SEC of which this prospectus forms a part with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.  We have agreed to prepare and file such amendments and supplements to the registration statement and to keep the registration statement effective until all the shares offered hereby have been sold pursuant thereto, until such shares are no longer, by reason of Rule 144 under the Securities Act of 1933 or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders.

Certain of the Selling Shareholders, their associates and affiliates may from time to time perform services for us or our subsidiaries in the ordinary course of business.

PLAN OF DISTRIBUTION

The shares offered hereby may be sold from time to time to purchasers directly by the Selling Shareholders.  Alternatively, the Selling Shareholders may from time to time offer the shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of shares for whom they may act as agents.  The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the shares by them deemed to be underwriting discounts and commissions under the Securities Act.

The shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.  The sale of the shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national or international securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options.  At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

The Selling Shareholders may also sell such shares pursuant to Rule 144 under the Securities Act if the requirements for the availability of such rules have been satisfied.

To comply with the securities laws of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholders.  The foregoing may affect the marketability of the shares.

All expenses of the registration of the shares will be paid by us, including, without limitation, SEC filing fees and expenses and compliance with state securities or “blue sky” laws; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any.

DESCRIPTION OF CAPITAL STOCK

We are presently authorized to issue 250,000,000 shares of common stock, no par value per share.  As of October 23, 2006, we had 49,996,755 shares of common stock issued and outstanding.

The following discussion summarizes the rights and privileges of our capital stock.  This summary is not complete, and you should refer to our Articles of Incorporation, as amended, incorporated herein by reference from exhibits filed with the SEC by us.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors.  Cumulative voting for directors is not permitted.  Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible.  All outstanding common stock is, and all common stock issuable upon exercise of warrants offered hereby will be, when issued and paid for, fully paid and nonassessable.  The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company.  However, pursuant to the laws of the State of Colorado, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds.  Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Warrants

A warrantholder is not deemed a shareholder of our underlying common stock until the warrant is exercised, and as such will not have any voting rights or other such rights until the warrants are exercised and the underlying common stock has been issued.  As of October 23, 2006, we have 8,350,000 warrants outstanding.  Each warrant is exercisable until February 22, 2011 for one share of our common stock at an exercise price of $10.00 per share.

Warrantholders may exercise their warrants only if the common stock underlying their warrants are covered by an effective registration statement or an exemption from registration is available under the Securities Act; provided that the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the warrantholder resides.  If an effective registration statement is not available at the time of exercise, a holder may exercise the warrants in transactions that do not require registration under the Securities Act or any applicable U.S. state laws and regulations.  Under no circumstances will we be required to pay any holder the net cash exercise value of any warrant regardless of whether an effective registration statement or an exemption from registration is available or not.  Investors should be aware, however, that we cannot provide absolute assurances that state exemptions will be available to us or that we will have an effective registration statement in place at the time warrantholders intend to exercise their warrants.

To exercise a warrant, a warrantholder must deliver to our transfer agent the certificate representing the warrant on or before the warrant expiration date with the form on the reverse side of the warrant certificate fully executed and completed as instructed on the certificate, accompanied by payment of the full exercise price for the number of warrants being executed. We will not issue any fractional shares of common stock upon exercise of the warrants.  The warrant indenture we signed in connection with the February 2006 private placement contains an anti-dilution provision in favor of the warrantholders.

Broker Warrants

In connection with the private placement completed on February 22, 2006, we issued compensation options entitling the broker-dealer which acted as our placement agent to acquire, for no additional consideration, broker warrants to acquire up to 1,002,000 units consisting of 1,002,000 shares of our common stock and 501,000 warrants at an exercise price of $4.50 per unit until August 22, 2007.  Each unit consists of one share of our common stock and one-half of one common stock purchase warrant.  These compensation options were converted into broker warrants contemporaneously with the conversion of the subscription receipts on August 10, 2006.

Transfer Agent

Equity Transfer and Trust Company is the transfer agent for our common stock.  Its principal office is located at 120 Adelaide Street West, Suite 420, Toronto, Ontario M5H 4C3 and its telephone number is (416) 361-0930.

LEGAL MATTERS

The validity of the shares of common stock offered hereby by will be passed upon for us by Dufford & Brown, P.C., Denver, Colorado.

EXPERTS

Our financial statements as of December 31, 2005 and for the two years then ended have been incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 in reliance on the report of Stark Winter Schenkein & Co., LLP, our independent accountants. These financial statements have been incorporated herein on the authority of this firm as an expert in auditing and accounting.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH  INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE.  HOWEVER, THE COMPANY HAS UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT.  IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY’S REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934.  SEE “DOCUMENTS INCORPORATED BY REFERENCE.”

ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

You should rely only on the information contained in this document or that we have referred you to.  We have not authorized anyone to provide you with information that is different.  This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Caption
Additional Available Information
Documents Incorporated by Reference
Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selling Shareholders
Plan of Distribution
Description of Capital Stock
Legal Matters
Experts

1,000,000 Shares

U.S. GOLD CORPORATION

Common Stock

PROSPECTUS

October  23, 2006

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of documents by Reference.

Included in prospectus.

ITEM 4.  Description of Securities.

Included in prospectus.

ITEM 5.  Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.  Indemnification of Directors and Officers

We have entered into Indemnification Agreements with each of our executive officers and directors which provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, but subject to certain exceptions, any of our directors or officers who are made or threatened to be made a party to a proceeding, by reason of the person serving or having served in their capacity as an executive officer or director with us.  We may also be required to advance expenses of defending any proceeding brought against them while serving in such capacity.

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

The Colorado Business Corporation Act (“CBCA”) allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard.  Indemnification is limited to reasonable expenses.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted.  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA.  Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•      any breach of the duty of loyalty to us or our stockholders;

•      acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•      dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•      violations of certain laws; or

•      any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by our Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  Exemption from Registration Claimed.

Not applicable.

ITEM 8.  Exhibits.

The following exhibits are filed with this registration statement:

Number	Description of Exhibits

23.1	Consent of Stark Winter Schenkein & Co., LLP.

ITEM 9.  Undertakings.

The undersigned registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculations of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

A.            Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.            Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)                f the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule

3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B (§230.430B of this chapter):

A.            Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                 Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)               Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, and State of Colorado, on the 20th day of October, 2006.

U.S. GOLD CORPORATION

By:	/s/ WILLIAM F. PASS
William F. Pass, Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT R. MCEWEN
	Chairman and Chief Executive	October 20, 2006
Robert R. McEwen	Officer

/S/ WILLIAM F. PASS
	Vice President and Chief	October 20, 2006
William F. Pass	Financial Officer

/S/ MICHELE L. ASHBY
	Director	October 20, 2006
Michele L. Ashby

/S/ PETER BOJTOS
	Director	October 20, 2006
Peter Bojtos

/S/ LEANNE M. BAKER
	Director	October 17, 2006
Leanne M. Baker

/S/ DECLAN J. COSTELLOE
	Director	October 20, 2006
Declan J. Costelloe